                                                                    EXHIBIT 12.1

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                   STATEMENT OF RATIOS (DOLLARS IN THOUSANDS)

============================================================================================================================
                                                  FOR THE THREE
                                                   MONTHS ENDED                  FOR THE YEARS ENDED DECEMBER 31,
                                                  MARCH 31, 2001      2000         1999       1998        1997       1996
----------------------------------------------------------------------------------------------------------------------------
Interest factor of rent expense(1)                   $   590        $  2,467    $ 1,955      $  1,493     $ 1,263    $   844
Interest expense                                       3,347          20,347     12,964         6,021       6,004      4,993
Capitalized interest                                      --              78        110            --          --         --
                                                     -------        --------    -------      --------     -------    -------
    Total fixed charges                              $ 3,937        $ 22,892    $15,029      $  7,514     $ 7,267    $ 5,837
                                                     =======        ========    =======      ========     =======    =======

Earnings before accounting change                    $15,178        $ 57,481    $26,572      $ 73,110     $50,083    $38,603
Interest factor of rent expense(1)                       590           2,467      1,955         1,493       1,263        844
Interest expense                                       3,347          20,347     12,964         6,021       6,004      4,993
Income taxes                                          10,717          37,202     12,271        35,208      23,305      9,885
                                                     -------        --------    -------      --------     -------    -------
    Earnings per calculation                         $29,832        $117,497    $53,762      $115,832     $80,655    $54,325
                                                     =======        ========    =======      ========     =======    =======

Ratio of earnings to fixed charges(2)                   7.58            5.13       3.58         15.42       11.10       9.31
                                                     =======        ========    =======      ========     =======    =======

(1) Estimated to be 33.3% of total rent expense.
(2) Earnings per calculation divided by total fixed charges.


On January 19, 2001 we acquired all of the outstanding shares of Schanen Consulting Corporation and its operating subsidiary, Schanen Consulting Group, L.L.C. (collectively "Schanen") in a business combination recorded using the pooling-of-interests method of accounting. Accordingly, our historical financial information has been restated to include the accounts and operations of Schanen for all periods presented.